Exhibit 10.3

FIRST AMENDMENT TO AMENDED

AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment to Amended and Restated Employment Agreement (the “First Amendment”) is dated as of September 23, 2022 (the “First Amendment Effective Date”), between Blueprint Medicines Corporation, a Delaware corporation (the “Company”), and Christina Rossi (the “Executive”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Company and the Executive are parties to the Amended and Restated Employment Agreement dated January 4, 2022 and effective as of April 4, 2022 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby confirmed, the Company and the Executive agree that the Employment Agreement is amended as follows:

1.             Section 2 of the Employment Agreement shall be amended and restated as follows:

“2.           Compensation and Related Matters.

(a)           Base Salary. Effective as of the Effective Date, the Executive’s annual base salary shall be $581,510.00. The Executive’s base salary shall be re-determined annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”) and shall be subject to increase but not decrease while Executive is serving in the Chief Operating Officer role. The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)           Equity. The Executive may be eligible to receive future equity awards under the Company’s 2015 Stock Option and Incentive Plan (as amended and/or restated from time to time) or such other equity plan as then in effect, in the sole discretion of the Board or the Compensation Committee.

(c)            Incentive Compensation. During the Term, the Executive shall be eligible to earn cash incentive compensation as determined by the Board or the Compensation Committee from time to time. More specifically:

(i)                 Effective as of April 4, 2022, Executive’s target annual incentive compensation shall be 60% of the Base Salary, subject to upward but not downward adjustment (except in connection with a proportional reduction in compensation to all or substantially all of the Company’s employees). The Board or Compensation Committee shall weigh its bonus determination as follows: 75% on Company performance and 25% on Executive’s individual performance, subject to adjustment as determined by the Board or the Compensation Committee from time to time.

(ii)                For the period of January 1, 2022 through April 3, 2022, the Executive is eligible to earn prorated incentive compensation under the Original Employment Agreement in connection with her services as Chief Commercial Officer of the Company during such period, as determined by the Board or the Compensation Committee based on the Executive’s target annual incentive compensation equal to 50% of her annual base salary as in effect during such period (and the Board or the Compensation Committee shall weigh its bonus determination 75% on Company performance and 25% on the Executive’s individual performance), provided the Executive remains employed by the Company on the day such incentive compensation is paid.

(iii)              The Executive’s target annual incentive compensation in effect at any given time is referred to herein as “Target Incentive Compensation”; provided, that, for purposes of Section 5 hereof “Target Incentive Compensation” shall mean the Executive’s target annual incentive compensation then in effect or, if higher, in effect immediately prior to the Sale Event, and shall be applied to the Base Salary described in such section. To earn incentive compensation, the Executive must remain employed by the Company in good standing through the date such incentive compensation is paid.

(d)           Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(e)           Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(f)            Vacations. During the Term, the Executive shall be entitled to paid vacation in accordance with the Company’s applicable policy.”

2.             The Executive hereby gives express written consent in this First Amendment for the changes described herein. Accordingly, the Executive acknowledges and agrees that the changes described herein shall not be the basis of a “Good Reason” trigger as defined in the Employment Agreement, and therefore the Executive shall not be eligible to resign for Good Reason as a result of any such changes or in connection with this First Amendment.

3.             To the extent that there is any inconsistency between the terms and conditions of this First Amendment and the terms and conditions of the Employment Agreement, the terms and conditions of this First Amendment shall prevail.

4.             This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.             Except as amended hereby, the Employment Agreement remains in full force and effect and, as amended hereby, the Employment Agreement represents the entire agreement between the Executive and the Company, and there are no other agreements, written or oral, relating to the subject matter hereof. On and after the First Amendment Effective Date, all references in the Employment Agreement to “this Agreement” (including “hereof,” “herein” and similar words or phrases) shall mean the Employment Agreement, as amended by this First Amendment.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date first written above.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Kathryn Haviland
Name:	Kathryn Haviland
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Christina Rossi
Christina Rossi